EXHIBIT 23(C)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Prospectus of United Dominion Realty Trust, Inc., that is made a part of the Registration Statement (Form S-3) for the registration of 3,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated May 16, 1996, with respect to the combined statement of rental operations of the Properties included in its Current Report on Form 8-K dated August 15, 1996, filed with the Securities and Exchange Commission.

/s/ Dixon, Odom & Co., L.L.P.

Dixon, Odom, & Co., L.L.P.
Greensboro, North Carolina
October 28, 1996